Exhibit 23.8

Baird Medical Investment Holdings Limited
Room 202, 2/F, Baide Building, Building 11, No.15
Rongtong Street, Yuexiu District
Guangzhou, Peoples Republic of China

March 15, 2024

Re: Consent of Houlihan Capital, LLC

We understand Baird Medical Investment Holdings Limited (the “Company”) has filed a registration statement on Form F-4 (File No. 333-274114) (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the Company’s proposed business combination with ExcelFin Acquisition Corp. (the “Transaction”).

We hereby consent to the use of and references to our name and the inclusion of information, data and statements (collectively, “Information”) from our fairness opinion addressed to the Board of Directors of ExcelFin Acquisition Corp. dated March 8, 2024 (the “Opinion”), and any subsequent amendments to the Opinion, as well as the citation of information from our Opinion, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates, and (v) in other publicity and marketing materials in connection with the Transaction.

We further hereby consent to the filing of this consent letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Yours faithfully

For and on behalf of
Houlihan Capital, LLC